UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G
                               (Amendment No. 1)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              ESSEX PROPERTY TRUST
                                (Name of Issuer)


                                  COMMON STOCK
                        (Title of Class of Securities)

                                    297178105
                                 (CUSIP Number)


                              December 31, 2004
            (Date of Event which Requires Filing of this Statement)



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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[x]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)




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1     NAME OF REPORTING PERSON:

      Stichting Pensioenfonds voor de Gezondheid, Geestelijke en
      Maatschappelijke Belangen

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      58-6192550
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a)  [ ]

                                                               (b)  [ ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
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                5     SOLE VOTING POWER
  NUMBER
                      Not Applicable
 OF SHARES     ----------------------------------------------------------------
                6     SHARED VOTING POWER
BENEFICIALLY
                      Not Applicable
 OWNED BY      ----------------------------------------------------------------
                7     SOLE DISPOSITIVE POWER
   EACH
                      Not Applicable
 REPORTING     ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER
PERSON WITH
                      Not Applicable
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Not Applicable
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12    TYPE OF REPORTING PERSON*

      00
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CUSIP No. 297178105                     13G                        Page 3 of 6

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ITEM 1.

     (a)  Name of Issuer

          Essex Property Trust

     (b)  Address of Issuer's Principal Executive Offices

          925 East Meadow Drive
          Palo Alto, CA  94303

ITEM 2.

     (a)  Name of Person Filing

          Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

     (b)  Address of Principal Business Office or, if none, Residence

          Kroostweg-Noord 149
          P.O. Box 117
          3700 KA Zeist
          The Netherlands

     (c)  Citizenship

          The Netherlands

     (d)  Title of Class of Securities

          Common Stock, $.01 par value per share

     (e)  CUSIP Number

          297178105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940


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CUSIP No. 297178105                     13G                        Page 4 of 6

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     (e)  [ ]  Investment Adviser registered under Section 203 of the
               Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned

          Not Applicable

     (b)  Percent of Class

          Not Applicable

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:
                 Not Applicable

          (ii)   shared power to vote or to direct the vote:
                 Not Applicable

          (iii)  sole power to dispose or to direct the disposition of:
                 Not Applicable

          (iv)   shared power to dispose or to direct the disposition of:
                 Not Applicable


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CUSIP No. 297178105                     13G                        Page 5 of 6

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.  CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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CUSIP No. 297178105                     13G                        Page 6 of 6

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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




     Date: January 7, 2005

                                       Stichting Pensioenfonds voor de
                                       Gezondheid, Geestelijke en
                                       Maatschappelijke Belangen


                                       By: /s/ J.H.W.R. van der Vlist
                                           J.H.W.R. van der Vlist
                                           Director of Structured Investments


                                       By: /s/ R.M.S.M. Munsters
                                           R.M.S.M. Munsters
                                           Managing Director Investments